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                                  EXHIBIT 4.1





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                                AMENDMENT NO. 3
                        1986 INCENTIVE STOCK OPTION PLAN
                            CROWN CASINO CORPORATION


WHEREAS, the Board of Directors of Crown Casino Corporation (the "Company") has previously adopted, and the shareholders of the Company have approved, the 1986 Incentive Stock Option Plan (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible directors, officers and key employees of the Company; and

WHEREAS, the Board of Directors of the Company deems it desirable to amend the Plan as provided herein;

NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                   ARTICLE I

                               AMENDMENTS TO PLAN

    1.1 Section 10 of the Plan, entitled "Limitation of Number of Shares That May be Purchased," shall be amended by deleting such section in its entirety and substituting therefor the following:

               "To the extent that the aggregate fair market value (determined at the time the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all of the Company's option plans) exceeds $100,000, such options shall be treated as options which are not Incentive Stock Options."

    1.2 Section 4 of the Plan, entitled "Shares Reserved for Plan," shall be amended by deleting the second sentence thereof in its entirety and substituting therefor the following:

               "The maximum number of shares of which shall be available for issuance pursuant to option grants under the Plan shall be 1,250,000."

                                   ARTICLE II

                          EFFECTIVE DATE OF AMENDMENT

    2.1 The amendments effected hereby shall be effective on or after the date this amendment is approved by the Board of Directors of the Company, but subject to approval of a majority of the shares of Common Stock of the Company entitled to vote theron represented in person and by proxy at a meeting of shareholders.